EXHIBIT 99.1

NEWS RELEASE

Contact:	Douglas R. Sharps Chief Financial Officer (502)454-1365

TROVER SOLUTIONS 2nd QUARTER OPERATING RESULTS
• EPS for the Quarter at $0.19

Louisville, Kentucky, August 6, 2003/PRNewswire/ – Trover Solutions, Inc. (NASDAQ: TROV) today reported earnings from operations of $0.19 per diluted share for the second quarter of 2003, an increase of 12% over earnings per diluted share of $0.17 for the second quarter of 2002. Net income for the quarter was $1.7 million, compared to net income of $1.6 million in the comparable quarter of 2002. Earnings per diluted share for the six months ended June 30, 2003 were $0.36, compared to earnings per diluted share of $0.34 for the same period of 2002, an increase of 6%.

Revenues for the second quarter of 2003 were $17.0 million, a decrease of 2% from revenues of $17.3 million for the same quarter of 2002. For the six months ended June 30, 2003, revenues were $33.4 million compared to $34.8 million for the same period in 2002, representing a decrease of 4%. Substantially all of the external revenue for the three and six months ended June 30, 2003 was derived from the Healthcare Recovery Services segment, except for approximately $276,000 and $505,000, respectively, of revenue from the Property and Casualty Recovery Services segment.

On April 30, 2003, the Company stated that it expected to report EPS for the year of between $0.72 and $0.79 for 2003. As a consequence of increased support expenses related to the investigation of strategic alternatives by the Company, the Company anticipates EPS in the range of $0.69 to $0.74 for the year. Excluding the effect of the Company’s activities related to the investigation of strategic alternatives, EPS for 2003 is expected to be in the range of $0.73 to $0.78, the $0.04 differential being attributable to the incremental support expenses and the reversal of an incentive compensation accrual, the amount of which is based on pretax earnings.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

Quarterly & Year-to-Date Condensed Income Statement
(In thousands, except per share results)

	3 Months ended		6 Months ended
	June 30,		June 30,

	2003	2002	2003	2002

Claims revenues	$17,004	$17,294	$33,357	$34,762
Cost of revenues	8,388	8,368	16,731	16,849

Gross profit	8,616	8,926	16,626	17,913
Support expenses	4,967	4,994	9,449	9,893

EBITDA	3,649	3,932	7,177	8,020
Depreciation & amortization	849	1,229	1,811	2,517

Operating profit	2,800	2,703	5,366	5,503
Interest income	40	58	90	125
Interest expense	83	125	204	264

Income before income taxes	2,757	2,636	5,252	5,364
Provision for income taxes	1,103	1,021	2,101	2,058

Net income	$1,654	$1,615	$3,151	$3,306

Basic weighted average shares	8,438	9,319	8,456	9,533

Diluted weighted average shares	8,718	9,596	8,716	9,823

Basic earnings per common share	$0.20	$0.17	$0.37	$0.35

Diluted earnings per common share	$0.19	$0.17	$0.36	$0.34

Quarterly and Year-to-Date Segment Results

Quarterly and Year-to-Date segment results for the Company’s Healthcare Recovery Services, Property and Casualty Recovery Services and Software segments are discussed below.

Healthcare Recovery Services
($ in thousands)

	3 Months ended		6 Months ended

	June 30,	June 30,	June 30,	June 30,

	2003	2002	2003	2002

Segment revenues	$16,713	$17,178	$32,820	$34,579
Gross profit	$8,936	$9,211	$17,281	$18,474
Segment margin	53.5%	53.6%	52.7%	53.4%
Operating profit	$7,257	$7,144	$14,010	$14,316
Pretax income	$7,260	$7,156	$14,027	$14,337

The Company’s Healthcare Recovery Services segment derives its revenue from its four recovery-based products: healthcare subrogation, provider bill audit, overpayment recoveries and physician audit. Healthcare segment revenues decreased 3%, or approximately $0.5 million, in the second quarter of 2003 compared to the second quarter of 2002, and 5%, or approximately $1.8 million, for the six months ended June 30, 2003 compared to the same

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

period in 2002. The decrease in segment revenues was a function of lower recoveries resulting from two causes. The first cause is lower throughput (i.e., yield) from the healthcare subrogation backlog attributable to a shift in its composition; the healthcare subrogation backlog is increasingly composed of files derived from terminated clients. Backlog derived from terminated clients exhibits a lower throughput rate than does backlog derived from active clients, whose files are replenished on an on-going basis. Second, the segment had fewer installed lives during the quarter because of previously reported attrition.

With respect to the current 2003 guidance for the Healthcare Recovery Services segment, the Company expects that it will report revenues in the range of $64.0 million to $65.0 million, a decrease from the April 30, 2003 guidance of $64.7 million to $66.2 million, resulting primarily from lower than expected throughput on files from terminated clients, as described above. Although the Company has lowered its revenue guidance, it expects to control expenses accordingly and expects that it will report pretax income in the range of $27.1 million to $27.5 million, a decrease of $0.2 million at the high end of the April 2003 guidance range of $27.7 million.

The following tables present certain key operating information for the Healthcare Recovery Services segment for the periods indicated.

Healthcare Recovery Services — Lives Sold and Installed *
(In millions)

	3 Months ended		6 Months ended
	June 30,		June 30,

	2003	2002	2003	2002

Cumulative Lives Sold, Beginning Of Period	34.3	46.4	41.6	49.1
Lives from existing client loss, net (1)	(0.2)	(4.3)	(7.6)	(8.2)
Lives added from new contracts with existing clients	1.0	0.1	1.1	0.8
Lives added from contracts with new clients	0.1	0.2	0.1	0.7

Cumulative Lives Sold, End Of Period	35.2	42.4	35.2	42.4

Lives Sold Eliminations/Cross-Sold Lives (2)	14.4	5.7	14.4	5.7

Lives Installed, End Of Period	32.2	41.7	32.2	41.7

Lives Installed Eliminations/Cross-Installed Lives(3)	5.7	4.0	5.7	4.0

*	All references to “lives” in the table, whether reported as from existing client loss, added from new contracts with existing clients or with new clients, lives sold, lives sold eliminations/cross-sold lives, lives installed, or lives installed eliminations/cross-installed lives, are derived by the Company from information provided to it by clients, which may contain estimates.

(1)	Represents the net of losses from contract terminations and organic declines in the clients’ installed base measured in the number of persons covered by clients, and gains from organic growth in the clients’ installed base measured in the number of persons covered by clients.

(2)	“Lives Sold Eliminations/Cross-Sold Lives” specifies the number of lives subject to client contracts under which the Company provides or will provide more than one healthcare recovery service to a client population. By contrast, the number of lives reported in “Cumulative Lives Sold, End of Period” does not include the overlap (i.e., “double-counting”) that occurs when multiple healthcare recovery services are provided to the same client population.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

(3)	“Lives Installed Eliminations/Cross-Installed Lives” specifies the number of lives as to which the Company provides more than one healthcare recovery service to a client population. By contrast, the number of lives reported in “Lives Installed, End of Period” does not include the overlap (i.e., “double-counting”) that occurs when multiple healthcare recovery services are provided to the same client population.

The Company ended the quarter with 35.2 million lives sold, a net increase of 0.9 million lives, or 3%, from the end of the first quarter of 2003. The increase is due primarily to the sales of services covering additional lives of two current clients. Compared to the end of the same quarter last year, net lives sold decreased by 7.2 million, or 17%. This decline is primarily due to the previously reported termination of subrogation services by UnitedHealth Group of 6.8 million lives.

Installed lives increased by 0.3 million, net, during the second quarter to 32.2 million. During the second quarter of 2003, the Company installed approximately 0.4 million new lives, after the elimination of the “double-counting” of lives sold for more than one service. Compared to the same quarter in 2002, installed lives decreased by 9.5 million due to the terminations discussed above.

The Company currently anticipates that it will achieve both targeted sales of healthcare recovery services covering 9 million to 12 million new lives and installations of 6.5 million to 10.5 million lives, in line with the April 30, 2003 guidance. Also in line with the April 30, 2003 guidance, the Company currently estimates that the attrition of installed lives in the Healthcare Recovery Services segment for 2003 will be in the range of 11.0 million to 11.5 million lives. This guidance on attrition of installed lives is fully reflected in the current guidance on financial results for 2003.

Healthcare Recovery Services — Key Operating Indicators
(Dollars in millions)

	3 Months ended		6 Months ended
	June 30,		June 30,

	2003	2002	2003	2002

Backlog (1)	$1,570.6 (2)	$1,532.6 (2)	$1,570.6 (2)	$1,532.6 (2)
Claims recoveries	$60.5	$61.4	$118.3	$125.4
Throughput (2)	3.8%	4.2%	7.6%	8.5%
Effective fee rate	27.6%	28.0%	27.7%	27.7%

(1)	Backlog is the total dollar amount of potentially recoverable claims that the Company is pursuing or auditing on behalf of clients at a given point in time.

(2)	At June 30, 2003 and 2002, approximately $329.9 million and $401.9 million, respectively, of the backlog derived from terminated clients and clients that, by that date, had given notice of termination.

(3)	Throughput equals claims recoveries for the period divided by the average of backlog at the beginning and end of the period.

Total backlog of $1,570.6 million at June 30, 2003 represents a decrease of $40.8 million, or 3%, from total backlog at March 31, 2003. Compared to

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

June 30, 2002, total backlog increased by $38.0 million, or 2%. The decrease in throughput (shown in the table above) from the quarter ended June 30, 2002 results from two causes. The first cause is the effect of a continuing shift in the backlog mix, with a greater percentage of backlog and recoveries coming from provider bill audit, which typically exhibits a lower throughput rate than healthcare subrogation. Second, as discussed above, the healthcare subrogation backlog is increasingly composed of files derived from terminated clients which exhibit a lower throughput rate than backlog derived from active clients.

Property and Casualty Recovery Services
($ in thousands)

	3 Months ended		6 Months ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Segment revenues	$276	$116	$505	$183
Gross loss	$(80)	$(137)	$(192)	$(298)
Segment margin	N/M	N/M	N/M	N/M
Operating loss	$(188)	$(284)	$(420)	$(577)
Pretax loss	$(196)	$(295)	$(438)	$(595)

The Property and Casualty Recovery Services segment includes subrogation recovery services for property and casualty insurers, which the Company sells under the name TransPaC Solutions. For the quarter ended June 30, 2003, the Property and Casualty Recovery Services segment had a pretax loss of approximately $196,000, equal to $0.01 loss per diluted share. The pretax loss was approximately $438,000, or $0.03 per diluted share, for the six months ended June 30, 2003.

With respect to the Property and Casualty Recovery Services segment, the Company currently expects that in 2003:

•	Backlog at year-end will be $25.0 million to $35.0 million;

•	Recoveries will be $6.5 million to $7.5 million, compared to $6.5 to $8.5 million in the April 30, 2003 guidance;

•	The effective fee rate will be between 20.0% and 24.0%;

•	Revenue will be approximately $1.5 million, compared to $1.5 million to $2.0 million in the April 30, 2003 guidance;

•	Pretax loss will be approximately $1.0 million, compared to ($600,000) to ($200,000) in the April 30, 2003 guidance

These changes in the April 30, 2003 guidance for TransPaC Solutions recoveries, revenue and pretax loss all result from the timing of forecast sales which are now anticipated for late 2003 or 2004. Notwithstanding the slowed sales, which are primarily the result of changing the sales strategy to one wholly focused on outsourcing services, management continues to see significant interest in this product in the marketplace.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

The following tables present key operating information for the Property and Casualty segment for the periods indicated.

TransPaC Solutions Contracts in Force

	3 Months ended		6 Months ended
	June 30,		June 30,

	2003	2002	2003	2002

Contracts in Force, Beginning Of Period	30	21	27	14
Outsourcing (1)	0	1	1	1
Referrals/Closed Claims (2)	1	5	4	12
Terminations	(2)	0	(3)	0

Contracts in Force, End Of Period	29	27	29	27

(1)	Outsourcing refers to the full replacement of a client’s internal subrogation recovery function by TransPaC Solutions, typically with a view to an ongoing relationship of indefinite period.

(2)	Referrals and Closed Claims refer to project-related work assumed by TransPaC Solutions, typically with files transmitted by clients from time to time.

TransPaC Solutions — Key Operating Indicators
(Dollars in millions)

	3 Months ended		6 Months ended
	June 30,		June 30,

	2003	2002	2003	2002

Backlog (1)	$16.3	$9.5	$16.3	$9.5
Claims recoveries	$1.3	$0.4	$2.4	$0.7
Throughput (2)	7.8%	5.4%	15.2%	11.1%
Effective fee rate	21.6%	26.1%	21.0%	25.2%

(1)	Backlog is the total dollar amount of potentially recoverable claims that the Company is pursuing on behalf of clients at a given point in time.

(2)	Throughput equals recoveries for the period divided by the average backlog at the beginning and end of the period.

Software
($ in thousands)

	3 Months ended		6 Months ended

	June 30,	June 30,	June 30,	June 30,

	2003	2002	2003	2002

Segment revenues	$405	$165	$718	$280
Gross profit	$150	$17	$223	$17
Segment margin	37.0%	10.3%	31.1%	6.1%
Operating loss	$(147)	$(209)	$(380)	$(370)
Pretax loss	$(172)	$(243)	$(435)	$(432)

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

The Software segment’s primary product is subrogation recovery software in a browser-based application service provider (ASP) form under the name Troveris.

For the quarter ended June 30, 2003, Troveris had software revenue of approximately $405,000, all but $15,000 of which was derived from internal clients (i.e., the Healthcare Recovery Services and Property and Casualty Recovery Services segments). This was an increase of 145% over Troveris’ revenue for the quarter ended June 30, 2002 of $165,000 (all of which was derived internally). Troveris had a pretax loss of approximately $172,000 for the three months ended June 30, 2003 (a loss of $0.01 per diluted share), as compared to a pretax loss of $243,000 in the second quarter of 2002 (a loss of $0.02 per diluted share). The Troveris pretax loss for the six months ended June 30, 2003 was $435,000 compared to a pretax loss of $432,000 for the comparable period in 2002.

With respect to the Software segment, the Company expects that in 2003 it will report revenue of $1.9 million to $2.2 million, compared to $2.0 million to $2.4 million as previously reported in the April 30, 2003 guidance. The pretax income (loss) is now expected to be approximately ($300,000), compared to ($200,000) to $100,000 as previously reported in the April 30, 2003 guidance. These changes from the April 30, 2003 guidance are entirely due to slower than anticipated sales of Troveris software to external clients.

Consolidated Segment Information
($ in thousands)

     Segment results for the three and six months ended June 30, 2003 and 2002 are as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Segment Revenues:
Healthcare Recovery Services	$16,713	$17,178	$32,820	$34,579
Property and Casualty Recovery Services	276	116	505	183
Software	405	165	718	280
Eliminations	(390)	(165)	(686)	(280)

Total	$17,004	$17,294	$33,357	$34,762

Gross profit (loss):
Healthcare Recovery Services	$8,936	$9,211	$17,281	$18,474
Property and Casualty Recovery Services	(80)	(137)	(192)	(298)
Software	150	17	223	17
Eliminations	(390)	(165)	(686)	(280)

Total	$8,616	$8,926	$16,626	$17,913

Operating profit (loss):
Healthcare Recovery Services	$7,257	$7,144	$14,010	$14,316
Property and Casualty Recovery Services	(188)	(284)	(420)	(577)

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

	Three Months Ended		Six Months Ended
	June 30,			June 30,

	2003	2002	2003	2002

Software	(147)	(209)	(380)	(370)
Corporate	(4,122)	(3,948)	(7,844)	(7,866)

Total	$2,800	$2,703	$5,366	$5,503

Employees:
Direct operation employees	500	532	500	532
Support staff employees	142	154	142	154

Total	642	686	642	686

Corporate

Unallocated corporate expenses for the three and six months ended June 30, 2003 were approximately $4.1 million and $7.9 million pretax, respectively. For the comparable periods of 2002, corporate expenses were approximately $4.0 million and $7.9 million pretax, respectively.

With respect to corporate expenses, the Company expects that in 2003 corporate expenses will be approximately $15.9 million, the same as the April 30, 2003 guidance. Increases in expenses related to the investigation of strategic alternatives by the Company would be offset by reductions in incentive compensation, which varies directly with pre-bonus, pretax results.

During the quarter ended June 30, 2003, the Company did not repurchase any shares of its common stock under its stock repurchase program. The Company repurchased 172,622 shares of its own stock during the six months ended June 30, 2003 at a cost of $0.9 million, or an average price of $5.23 per share. Since the program began in 1999, the Company has repurchased 3,269,630 shares at a total cost of $14,492,304, at an average cost of $4.43 per share. Approximately $5.5 million of repurchase authority remains available under the program.

At 10:00 am, Eastern Time, on Wednesday, August 6, 2003, management will discuss in a webcast the results for the second quarter of 2003 and guidance for 2003. Investors can access this live video and audio presentation through Trover Solutions, Inc.’s website at www.troversolutions.com/current.html. A copy of this release, the presentation concerning this release and other investor relations materials can be accessed through Trover Solutions, Inc.’s website at www.troversolutions.com.

Trover Solutions, Inc. believes it is a leading independent provider of outsourcing of insurance subrogation and other claims recovery and cost containment services to the private healthcare payor and property and casualty industries. The Company’s other claims recovery services include clinical bill auditing and overpayments recovery.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

To supplement its financial statements presented on a GAAP basis, the Company uses in this news release an additional non-GAAP measure of diluted earnings per share guidance adjusted to exclude expenses related to the investigation of strategic alternatives. The Company has made this adjustment to the Company’s GAAP guidance with the intention of providing investors with a more complete understanding of the underlying trends and performance. The non-GAAP guidance excludes charges that are considered by management to be outside the normal operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for guidance on diluted earnings per share in accordance with GAAP.

This release contains statements that constitute “Forward-looking Statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the intent, belief or current expectations of management with respect to current operating trends and Trover Solutions, Inc.’s future financial performance and operating results, including [i] the Company’s beliefs regarding the performance of the backlog from terminated clients, [ii] the Company’s expectations regarding changes in EPS, revenue, and pretax income / (loss) for its individual segments and on a consolidated basis for 2003, [iii] the Company’s estimates of 2003 new sales, attrition, and installations in the Healthcare Recovery Services segment, [iv] the Company’s 2003 guidance for the Healthcare Recovery Services segment, the Property and Casualty Recovery Services segment and the Software segment, and [v] the Company’s 2003 guidance for corporate expenses. Forward-looking statements in this release also include the assumptions on which such statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated in this release include, but are not limited to: the Company’s lack of operating history in the property and casualty market, the ability of Trover Solutions, Inc. to successfully implement its sales and marketing strategy, product development strategy, operating strategy and acquisition strategy, Trover Solutions, Inc.’s ability to manage growth, changes in laws and government regulations applicable to Trover Solutions, Inc., and changes in the historical relationships among such key operating indicators as lives sold, lives installed, backlog and throughput and in the predictive value of these indicators with respect to certain aspects of Trover Solutions, Inc.’s financial results; and all risks inherent in the development, introduction and implementation of new products or services. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in Trover Solutions, Inc.’s Safe Harbor Compliance Statement included as

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

TROVER SOLUTIONS, INC.
CONDENSED BALANCE SHEET
(In thousands, except per share information)

	June 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$5,675	$2,269
Restricted cash	19,084	17,764
Accounts receivable, less allowance for doubtful accounts of $575 at June 30, 2003 and $531 at December 31, 2002	8,134	9,389
Other current assets	2,054	2,319

Total current assets	34,947	31,741
Property and equipment, net	6,282	6,452
Goodwill, net	29,146	29,146
Identifiable intangibles, net	3,558	3,810
Other assets	2,199	2,424

Total assets	$76,132	$73,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,157	$1,653
Accrued expenses	4,941	4,699
Accrued bonuses	1,802	3,208
Funds due clients	13,734	12,368
Income taxes payable	840	429
Deferred income tax liability	616	616

Total current liabilities	23,090	22,973
Other liabilities	3,239	3,151
Long-term borrowings	4,000	4,000

Total liabilities	30,329	30,124

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock $.001 par value per share, 2,000 shares authorized, no shares issued or outstanding	—	—
Common stock
$.001 par value per share, 20,000 shares authorized, 8,440 – June 30, 2003 and 8,588 – December 31, 2002 shares outstanding	12	12
Capital in excess of par value	23,280	23,154
Other	(957)	(926)
Treasury stock at cost, 3,260 shares at June 30, 2003 and 3,088 shares at December 31, 2002	(14,455)	(13,553)
Accumulated other comprehensive income	(83)	(87)
Unearned compensation	(33)	(39)
Retained earnings	38,039	34,888

Total stockholders’ equity	45,803	43,449

Total liabilities and stockholders’ equity	$76,132	$73,573

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *